Exhibit 99.3

Matthew A. Switzer	Jackson T. Stephens, 1923-2005
Managing Director	Chairman Emeritus in Perpetuity
Investment Banking

CONSENT OF STEPHENS INC.

To the Board of Directors

Ameris Bancorp

Moultrie, GA

Stephens Inc. (“Stephens”) consents to the inclusion and description of its opinion letter, delivered to the Board of Directors of Ameris Bancorp and dated December 16, 2018, in the Joint Proxy Statement/Prospectus of Fidelity Southern Corporation and Ameris Bancorp which forms a part of the Registration Statement on Form S-4 and the references to our firm in such Joint Proxy Statement/Prospectus. Stephens further consents to the attachment of its opinion letter as Annex E of the Joint Proxy Statement/Prospectus.

In giving such consent, we do not admit, and we disclaim, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

Richmond, Virginia
February 5, 2019

Stephens Inc.	901 E. Byrd Street | Suite 1110 Richmond, VA 23219	804-939-5421 † 804-296-0275 C	matthew.switzer@stephens.com stephens.com